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                                                                    EXHIBIT 2(f)

                             AIM SUMMIT FUND, INC.

                    SECOND AMENDMENT, DATED MARCH 14, 1995,

                        TO AMENDED AND RESTATED BY-LAWS

     Article 1, Section 7, paragraph 1, of the Amended and Restated By-Laws of AIM Summit Fund, Inc. is hereby amended to read in full as follows:

          "At all meetings of the stockholders, every stockholder of record entitled to vote thereat shall be entitled to vote at such meeting either in person or by written proxy signed by the stockholder or by his duly authorized attorney in fact. A stockholder may duly authorize such attorney in fact through written, electronic, telephonic, computerized, facsimile, telecommunication, telex or oral communication or by any other form of communication. Unless a proxy provides otherwise, such proxy is not valid more than eleven months after its date."